    As filed with the Securities and Exchange Commission on December 23, 1996

                                                     Registration No. 333-_____

            --------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        THE REYNOLDS AND REYNOLDS COMPANY
             (Exact name of registrant as specified in its charter)

                                      Ohio
         (State or other jurisdiction of incorporation or organization)

                                   31-0421120
                      (I.R.S. Employer Identification No.)

                             115 South Ludlow Street
                               Dayton, Ohio 45402
                                 (937) 485-2000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             ADAM M. LUTYNSKI, ESQ.
                        The Reynolds and Reynolds Company
                             115 South Ludlow Street
                               Dayton, Ohio 45402
                                 (937) 485-2000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
Title of each            Amount to be       Proposed maximum    Proposed        Amount of
class of                 registered         offering price      maximum         registration
securities to be                            per unit*           aggregate       fee*
registered                                                      offering
                                                                price

-----------------------------------------------------------------------------------------------

Class A Common Shares    44,220 shares      $25.688             $1,135,923.36   $344.22
$.625 par value
-----------------------------------------------------------------------------------------------

* Calculated pursuant to Section 6 of the Securities Act of 1933, as amended, and Rule 457(c) promulgated thereunder based upon the average of the high and low prices of the Class A Common Shares $.625 par value, on the New York Stock Exchange on December 20, 1996, as reported in The Wall Street Journal.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the

Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        THE REYNOLDS AND REYNOLDS COMPANY
                             115 SOUTH LUDLOW STREET
                               DAYTON, OHIO 45402
                                 (937) 485-2000

                          44,220 Class A Common Shares
                                ($.625 par value)

                                   PROSPECTUS

This Prospectus covers the resale of 44,220 Class A Common Shares, $.625 par value ("Shares"), of The Reynolds and Reynolds Company (the "Company"), from time to time on the New York Stock Exchange or in the over-the counter market at prices current at the time of sale by, Victor J. Osborne, Jr. and Steven A. Thomas (collectively, the "Selling Shareholders") See "SELLING SHAREHOLDERS." The Shares include rights to purchase from the Company a unit consisting of one one-thousandth of a share of the Company's Series A Participating Preferred Shares, without par value, at a price of $80, subject to adjustments under certain circumstances (individually, a "Right" and collectively, the "Rights"). Since May 17, 1991, the Company issues one Right with each Class A Common Share that becomes outstanding. The Selling Shareholders hereunder have not entered into any arrangement or agreements with any broker or dealer for the offering or sale of the Shares. In any transaction, a Selling Shareholder may be deemed an "underwriter" as defined in the Securities Act of 1933, as amended. The Company will receive no part of the proceeds of any such resales.

The Shares are traded on the New York Stock Exchange ("NYSE"). On December 20, 1996, the reported high and low sale prices of the Class A Common Shares on the NYSE were $25.875 and $25.50 per share.

No person has been authorized in connection with this offering to give any information or to make any representations, other than as contained in this Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus is not an offer or solicitation in any jurisdiction to any person to whom such offer may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------


                The date of this Prospectus is December __, 1996.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxies and information statements and other information regarding registrants that file electronically with the Commission located at http://www.sec.gov. The Company's Class A Common Shares are listed on the New York Stock Exchange and reports, proxy and information statements and other information concerning the Company can be inspected at such exchange at 20 Broad Street, New York, New York 10005.

A Registration Statement on Form S-3 under the Securities Act of 1933, as amended, has been filed by the Company with the Commission with respect to the Shares. This Prospectus does not contain all the information set forth in such registration statement, amendments thereto and exhibits thereto which the Company has filed with the Commission. For further information with respect to the Company and the securities to which this Prospectus relates, reference is made to such Registration Statement including the exhibits thereto.

The Company's principal executive offices are located at 115 South Ludlow Street, Dayton, Ohio 45402, and its telephone number at that address is 937/485-2000.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, all of which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K (including financial statements together with the independent auditors' report thereon) for the fiscal year ended September 30, 1996 (File Number 0-132).

(c)(1) The "Description of Registrant's Securities to be Registered" on pages 2 and 3 of the Company's Registration Statement on Form 8-A which became effective on January 12, 1989 (File No. 1-10147).

(c)(2) The "Description of Registrant's Securities to be Registered" on pages 2 through 6 of the Company's Registration Statement on Form 8-A which was filed on May 8, 1991 (File No. 1-10147).


All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereunder, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of any such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified by or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

A copy of any document or part thereof incorporated by reference in the registration statement of which this Prospectus constitutes a part (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) shall be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request made to the Company at 115 South Ludlow Street, Dayton, Ohio 45402, Attention: General Counsel and Secretary, (937) 485-2000.

                              SELLING SHAREHOLDERS

On March 31, 1995, the Company acquired from Pioneer Systems, Inc., a Florida corporation ("Pioneer"), substantially all of the assets of Pioneer. The consideration for such assets was comprised of certain consideration paid at closing and the potential for additional consideration paid subsequent to the closing. All consideration for such assets was to be paid by the Company in Class A Common Shares of the Company. The resales of the Class A Common Shares of the Company received at the closing are covered by Registration Statement No. 33-59617 on Form S-3 filed with the Commission on May 25, 1995. Resales of the Class A Common Shares of the Company received subsequent to the closing are, to the extent disclosed in the table below, covered by this Prospectus.

The Selling Shareholders named herein have informed the Company that they desire to be in a position to sell the Shares set forth opposite their names from time to time on the NYSE or in the over-the-counter market at prices current at the time of sale. The Selling Shareholders have not entered into any arrangements or agreements with any broker or dealer for the offering or sale of the Shares.

                                                          NUMBER OF              NUMBER OF
                                                          SHARES OWNED           SHARES TO BE
                                                          AS OF                  OFFERED FOR OWNER'S
                                                          NOVEMBER 21, 1996      ACCOUNT

Victor J. Osborne, Jr.(1)   38824 Columbia Avenue           22,110                  22,110
                            Zephyrhills, FL 33540

Steven A. Thomas(2)         38747 Central Avenue            22,110                  22,110
                            Zephyrhills, FL 33540

-------------------------------------------

(1)  Victor J. Osborne, Jr. was a Director and President of Pioneer for more than three years.
 Victor J. Osborne, Jr. now serves as an Operations Manager for the Company.

(2)  Steven A. Thomas was a Director and the Vice President and Secretary of Pioneer for more than three years.  Steven A. Thomas now serves as a General Manager for the Company.

                                        3

                               RECENT DEVELOPMENTS

On March 31, 1995 the Company purchased substantially all of the assets and assumed certain of the liabilities of Pioneer. Pioneer provided customized service menu pricing guides to automobile dealerships. The purchase price for the Pioneer assets was $900,000, plus the assumption of certain liabilities, plus a contingent future right to receive additional consideration based upon the performance of the acquired business. During the first period in which the performance of the acquired business was measured, additional consideration was earned. This additional consideration is to be paid by the delivery of the shares.

                                     EXPERTS

The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

An estimate of such expenses, none of which shall be borne by the Selling Shareholders, is as follows:

             Registration fee - Securities and Exchange Commission       $   344
             Accountants' fees and expenses                              $ 3,000
             Legal fees and expenses                                     $ 6,000
             Financial printer fees                                      $   500
                                                                         -------
                               Total                                     $ 9,844
                                                                         =======

The Selling Shareholders shall bear brokerage fees incurred in connection with the resale of the registered securities, as well as any federal or state income taxes on the proceeds of any such resale.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 1701.13(E) of the Ohio Revised Code, the Company is permitted to indemnify any director, officer, employee or agent of the Company against costs and expenses incurred in connection with any action, suit or proceeding brought against any such person by reason of his having served the Company in such capacity, provided that he meets certain "good faith" tests provided by law, and provided further that, with respect to suits brought on behalf of the Company, he is not adjudged to be liable for negligence or misconduct unless the relevant court finds indemnification to be nevertheless appropriate in view of all the circumstances. The statute also provides that in the event an officer or director has been successful on the merits in defense of any such action, suit or proceeding, such officer or director shall be indemnified by the Company against actual and reasonable expenses in connection therewith.

Article Ninth of the Company's Amended Articles of Incorporation provides that, as more specifically set forth in the Company's Consolidated Code of Regulations, the Company may provide to any director, officer, other employee or agent of the Company or any person who serves at the request of the Company as a director, trustee, other employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the maximum indemnification permitted under Section 1701.13(E) of the Ohio Revised Code, including amendments thereto, or any comparable provisions of any future Ohio statute.

Paragraph B of Section 1 of Article IX of the Company's Consolidated Code of Regulations provides for indemnification of directors, officers and employees of the Company, and persons who, at the request of the Company, act as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred in connection with any action as to which he was or is or may be made a party by reason of his acting in such capacity, involving a matter as to which it shall be determined, as provided therein, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal matter or proceeding, in addition, that he had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the case of an action by or in the right of the Company to procure a judgment in its favor, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, the Court of Common Pleas or other court where such action was brought shall determine such indemnification to be proper.

ITEM 16.     EXHIBITS

       See Exhibit Index on page 8.

ITEM 17.     UNDERTAKINGS

       (a)   The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i)      To include any prospectus required by
                                 Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                        Provided, however, that paragraphs (a)(1)(i) and
                        (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on December 23, 1996.

                                      THE REYNOLDS AND REYNOLDS COMPANY

                                      By /s/ David R. Holmes
                                        ----------------------------------
                                         David R. Holmes, Chairman of the Board,
                                         President and Chief Executive Officer
                                         (Principal Executive Officer)

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Holmes and Adam M. Lutynski, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all future amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David R. Holmes                                           December 23, 1996
---------------------------------------------
David R. Holmes, Chairman of the Board,
President and Chief Executive Officer
(Principal Executive Officer) and Director

/s/ Dale L. Medford                                           December 23, 1996
---------------------------------------------
Dale L. Medford, Vice President,
Corporate Finance and Chief Financial Officer
(Principal Financial and  Accounting Officer)
and Director

/s/ Joseph N. Bausman                                         December 23, 1996
---------------------------------------------
Joseph N. Bausman, President,
Automotive Systems Division and Director

/s/ Richard H. Grant, III                                     December 23, 1996
---------------------------------------------
Richard H. Grant, III, Director

/s/ Robert C. Nevin                                           December 23, 1996
---------------------------------------------
Robert C. Nevin, President,
Business Systems Division and Director

/s/ Gayle B. Price Jr.                                        December 23, 1996
---------------------------------------------
Gayle B. Price, Jr., Director

                                  EXHIBIT INDEX

EXHIBIT NO.           DESCRIPTION

         (1)          Inapplicable

         (2) Acquisition Agreement dated March 31, 1995 among The Reynolds and Reynolds Company; Pioneer Systems, Inc.; Victor J. Osborne, Jr.; and Steven A. Thomas incorporated by reference to Exhibit (2) to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 25, 1995 (Registration No. 33-59617).

         (4)(a) Specimen Certificate for Class A Common Shares ($.625 par value) of the Company incorporated by reference to Exhibit (4)(c) to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 4, 1992 (Registration No. 33-46222).

         (4)(b) Amended and Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit A to the Company's definitive proxy statement dated January 5, 1995, and filed with the Securities and Exchange Commission.

         (4)(c) Consolidated Code of Regulations of the Company, incorporated by reference to Exhibit B to the Company's definitive proxy statement dated January 8, 1990, and filed with the Securities and Exchange Commission.

         (4)(d)       Shareholder Rights Plan incorporated by reference to
                      Exhibit 1 to the Company's Form 8-A (File No. 1-10147), which was adopted on May 6, 1991, and filed with the Securities and Exchange Commission on May 8, 1991.

         (5) Opinion of Coolidge, Wall, Womsley & Lombard Co., L.P.A., regarding legality of securities*

         (8)          Inapplicable

         (12)         Inapplicable

         (15)         Inapplicable

         (23)(a) Consent of Coolidge, Wall, Womsley & Lombard (incorporated by reference to Exhibit 5 hereto).

         (23)(b)      Consent of Deloitte & Touche LLP, independent auditors*

         (24)         Inapplicable

         (25)         Inapplicable

         (26)         Inapplicable

         (27)         Inapplicable

         (28)         Inapplicable

         (99)         Inapplicable

----------------------------------

* Filed herein.